Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Communications International Inc. and its consolidated subsidiaries. References to “QCII” refer to Qwest Communications International Inc. on an unconsolidated, stand-alone basis.

Certain statements set forth below constitute forward-looking statements. See “Business—Special Note Regarding Forward-Looking Statements” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Form 10-K, for additional factors relating to such statements, and see “Risk Factors” in Item 1A of our 2007 Form 10-K for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Business Overview and Presentation

We provide voice, data, Internet and video services nationwide and globally. We continue to generate the majority of our revenue from services provided in the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We refer to this region as our local service area.

Our analysis presented below is organized to provide the information we believe will be useful for understanding the relevant trends going forward. However, this discussion should be read in conjunction with our consolidated financial statements and the notes thereto in Exhibit 99.2 of this Form 8-K.

Our operating revenue is generated from our wireline, wireless and other services segments. An overview of our segment results is provided in Note 14—Segment Information to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. Segment discussions reflect the way we have reported our operating results to our Chief Operating Decision Maker, or CODM. In August 2007, Edward A. Mueller became our Chairman and Chief Executive Officer and our new CODM, and during 2007 he continued to use these same segments to evaluate performance and allocate resources. However, we will adjust our reporting segments in 2008 to reflect changes in how our CODM will be managing our business beginning in 2008.

Segment discussions include revenue results for each of our customer channels within the wireline services segment: mass markets, business and wholesale. Segment results presented in this Exhibit 99.1 and in Note 14—Segment Information to our consolidated financial statements in Exhibit 99.2 of this Form 8-K are not necessarily indicative of the results of operations these segments would have achieved had they operated as stand-alone entities during the periods presented.

During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain expenses in our consolidated statements of operations have been reclassified. Operating expenses are now reported as follows:

•

Cost of sales are costs incurred in providing products and services to our customers. These include: facility costs; employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); equipment sales costs (such as data integration, handsets and modem costs); and other cost of sales directly related to our network operations (such as professional fees, materials and supplies and outsourced services).

•

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees and outsourced services).

•

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and universal service fund, or USF, charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and other operating costs (such as professional fees, outsourced services, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

We believe these changes—which align cost of sales with our network, facilities and equipment costs, align selling costs with our direct business unit costs, and provide additional detail on our general, administrative and other operating costs—allow users of our financial statements to better understand our cost structure and the way we manage our business. These expense classifications may not be comparable to those of other companies. These changes had no impact on total operating expenses or net income for any period. However, to reflect the impact these changes would have had if they had been implemented in prior years and to aid the understanding of our future filings, we have recast certain financial information in this Exhibit 99.1 and in our consolidated financial statements and notes thereto in Exhibit 99.2 of this Form 8-K. These changes resulted in $565 million, $685 million and $656 million moving from the cost of sales category to either selling expenses or general, administrative and other operating expenses for the years ended December 31, 2007, 2006 and 2005, respectively.

We have reclassified certain prior year revenue, expense and access line amounts to conform to the current year presentation.

Business Trends

Our financial results continue to be impacted by several significant trends, which are described below:

•

Data, Internet and video growth. Revenue from data, Internet and video services represented 37% of our total revenue for the year ended December 31, 2007 and continues to grow. We also continue to see shifts in the makeup of this revenue as customers move from traditional data, Internet and video products to more advanced technologies. As a result, we continue to focus on these more-advanced, high-growth products, which include broadband services, private line, MPLS-based services sold as iQ Networking™, VoIP and video. The revenue increases from these more-advanced, high-growth products have outpaced revenue declines from traditional data, Internet and video services, such as ATM, frame relay, DIA, VPN and Internet dial-up access.

We also continue to focus on improving penetration of broadband services, and broadband subscribers continue to grow as customers migrate to higher speed Internet connections. We believe the ability to continually increase connection speeds is competitively important. As such, we continue to invest in increasing our available connection speeds to meet customer demand. We reached 2.6 million broadband subscribers as of December 31, 2007 compared to 2.1 million and 1.5 million as of the same date in 2006 and 2005, respectively. We expect broadband subscriber growth to continue, even though we expect to face continuing competition for these subscribers.

•

Access line losses. Our revenue has been, and we expect it will continue to be, adversely affected by access line losses. Increased competition, including product substitution, continues to be the primary reason for our access line losses. For example, many consumers are substituting cable, wireless and VoIP for traditional voice telecommunications services. This has increased the number and type of competitors within our industry and has decreased our market share. Product bundling, as described below, has been one of our responses to access line losses.

•

Product bundling. We offer many of our customers the ability to bundle several products and services. For example, we offer our mass markets customers “digital voice” services, which consist of integrated and unlimited local and long-distance services. These customers can also bundle two or more services such as broadband access, video, digital voice and wireless. In addition to our bundle discounts, we also offer a fixed price on our broadband service for qualifying customers who have our broadband product in their bundle. This “Price for Life” guarantee allows qualifying customers to lock-in their monthly broadband charges for as long as they qualify. We also offer combinations of features and services relating to a single access line (such as 3-way calling and call forwarding). We believe customers value the convenience of, and price discounts associated with, receiving multiple services from a single provider. As a result of these offerings, our sales of bundled products have increased. While bundle price discounts have resulted in lower average revenue for our individual products, we believe product bundles have positively impacted customer retention and revenue per customer has increased since the introduction of our bundled offerings.

•

Variable expenses. Expenses associated with products and services such as wireless, long-distance and certain data, Internet and video services tend to be more variable in nature than expenses associated with our traditional telecommunications services such as local voice. As our revenue mix shifts away from traditional telecommunications services, our expense structure has become more variable in nature. We expect this shift, combined with regulatory and market pricing forces, will continue to partially offset other cost saving initiatives.

•

Facility costs. Facility costs are third-party telecommunications expenses we incur by using other carriers’ networks to provide services to our customers. Facility costs do not always change proportionally with revenue fluctuations. However, we continue to reduce costs in this area through our ongoing initiatives to optimize the cost structure associated with our usage of other carriers’ services.

•

Operational efficiencies. We continue to evaluate our operating structure and focus. In some cases, this involves adjusting our workforce in response to productivity improvements and changes in the telecommunications industry and governmental regulations. Through targeted restructuring plans in prior years, focused improvements in operational efficiency, process improvements through automation and normal employee attrition, we have reduced our workforce and employee-related costs while achieving operational goals.

While these trends are important to understanding and evaluating our financial results, the other transactions, events and trends discussed in “Risk Factors” in Item 1A of our 2007 Form 10-K may also materially impact our business operations and financial results.

Results of Operations

Overview

We generate revenue from our wireline services, wireless services and other services as described below.

•

Wireline services. We provide voice services and data, Internet and video services primarily through our telecommunications network to our mass markets, business and wholesale customers. Our wireline services include the following:

•

Voice services. Voice services include local voice services, long-distance voice services and access services. Local voice services include basic local exchange, switching and enhanced voice services. Local voice services also include network transport, billing services and providing access to our local network through our wholesale channel. Long-distance voice services include domestic and international long-distance services. Access services include fees we charge to other telecommunications providers to connect their customers and their networks to our network.

•	Data, Internet and video services. Data, Internet and video services represent our fastest growing source of revenue. These services include:

•	broadband access, which we offer to mass markets and business customers;

•

more advanced data and Internet services such as data integration (telecommunications equipment located on customers’ premises and related professional services), private line, MPLS, web hosting and VoIP, which we offer to business and wholesale customers;

•	traditional data and Internet services such as ATM, frame relay, DIA, VPN, ISDN and Internet dial-up access, which we offer primarily to business and wholesale customers; and

•	video services, including resold satellite digital television and traditional cable-based video, which we offer primarily to mass markets customers.

•

Wireless services. We sell wireless products and services, including access to a nationwide wireless network, to mass markets and business customers within our local service area. We also offer an integrated service, which enables customers to use the same telephone number and voice mailbox for their wireless phone as for their home or business phone. Our wireless products and services are primarily marketed to consumers as part of our bundled offerings.

•	Other services. Other services include the subleasing of space in our office buildings, warehouses and other properties.

Depending on the products or services purchased, a customer may pay a service activation fee, a monthly service fee, a usage charge or a combination of these.

The following table summarizes our results of operations for the years ended December 31, 2007, 2006 and 2005 and the number of employees as of December 31, 2007, 2006 and 2005:

	Years Ended December 31,			Increase/ (Decrease)		% Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions, except per share amounts and employee headcount)
Operating revenue	$13,778	$13,923	$13,903	$(145)	$20	(1)%	—%
Operating expenses	12,022	12,368	13,048	(346)	(680)	(3)%	(5)%
Other expense—net	1,092	998	1,615	94	(617)	9%	(38)%

Income (loss) before income taxes and cumulative effect of changes in accounting principles	664	557	(760)	107	1,317	19%	nm
Income tax benefit	2,253	36	3	2,217	33	nm	nm

Income (loss) before cumulative effect of changes in accounting principles	2,917	593	(757)	2,324	1,350	nm	nm
Cumulative effect of changes in accounting principles—net of taxes	—	—	(22)	—	22	nm	nm

Net income (loss)	$2,917	$593	$(779)	$2,324	$1,372	nm	nm

Earnings (loss) per share:
Basic	$1.59	$0.31	$(0.42)	$1.28	$0.73	nm	nm
Diluted	$1.52	$0.30	$(0.42)	$1.22	$0.72	nm	nm
Employees (as of December 31)	36,843	38,383	39,641	(1,540)	(1,258)	(4)%	(3)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Operating Revenue

2007 COMPARED TO 2006

The following table compares our operating revenue by segment, including the detail by customer channels within our wireline services segment:

	Years Ended December 31,		Increase/ (Decrease)	% Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$3,736	$3,999	$(263)	(7)%
Business	1,140	1,231	(91)	(7)%
Wholesale	609	682	(73)	(11)%

Total local voice services	5,485	5,912	(427)	(7)%

Long-distance services:
Mass markets	651	640	11	2%
Business	534	554	(20)	(4)%
Wholesale	915	1,059	(144)	(14)%

Total long-distance services	2,100	2,253	(153)	(7)%

Access services	524	550	(26)	(5)%

Total voice services	8,109	8,715	(606)	(7)%

Data, Internet and video services:
Mass markets	1,185	870	315	36%
Business	2,408	2,341	67	3%
Wholesale	1,480	1,402	78	6%

Total data, Internet and video services	5,073	4,613	460	10%

Total wireline services revenue	13,182	13,328	(146)	(1)%
Wireless services revenue	560	557	3	1%
Other services revenue	36	38	(2)	(5)%

Total operating revenue	$13,778	$13,923	$(145)	(1)%

Wireline Services Revenue

Voice Services

Local voice services. Local voice services revenue decreased primarily due to access line losses as a result of the competitive pressures described in “Business Trends” above. Mass markets and business local voice services revenue were impacted by these competitive pressures as customers disconnected primary and additional lines. Additionally, but to a lesser extent, local voice services revenue decreased due to lower USF revenue primarily due to the elimination of the USF assessment on certain products in late 2006. This decrease also reduced our expense by a similar amount. Wholesale local services revenue continued to be affected by a declining demand for UNEs.

The following table summarizes our access lines by customer channel as of December 31, 2007 and 2006:

	As of December 31,
	2007	2006	Decrease	% Change
	(in thousands)
Mass markets	8,694	9,422	(728)	(8)%
Business	2,803	2,878	(75)	(3)%
Wholesale	1,292	1,495	(203)	(14)%

Total access lines	12,789	13,795	(1,006)	(7)%

Long-distance services. Long-distance services revenue decreased primarily due to declining volumes in our wholesale channel as industry consolidation continues to affect our revenue.

Access services. Access service revenue decreased primarily due to access line losses in our mass markets and business channels, which decreased demand from interexchange carriers that provide long-distance service to our local customers.

Data, Internet and Video Services

Data, Internet and video services revenue in our mass markets channel increased primarily due to an increase in broadband subscribers of approximately 22% and, to a lesser extent, an increase in satellite video subscribers. The growth in broadband services revenue resulted from continued increased penetration as customers migrated from dial-up Internet connections as well as customers upgrading to higher speed Internet connections.

Data and Internet services revenue in our business channel increased slightly primarily due to growth in strategic products, including private line, iQ Networking™, web hosting and VoIP. This growth in revenue was partially offset by a decline in traditional data services including frame relay, DIA, VPN and Internet dial-up access. Internet dial-up access services declined as we de-emphasized these services in 2006 due to advances in technology and the continuing margin decline on these services.

The increase in data and Internet services revenue in our wholesale channel was primarily due to growth in our long-distance VoIP and private line services. Our long-distance VoIP revenue increased as customers migrated to an integrated data technology, which allows them to maintain a single network. Additionally, our private line revenue increased primarily due to volume growth.

Wireless Services Revenue

Wireless services revenue increased due to a 3% increase in subscribers and higher USF revenue. The increases in revenue were partially offset by a decrease in wireless equipment revenue resulting from lower equipment prices.

2006 COMPARED TO 2005

The following table compares our operating revenue by segment including the detail by customer channels within our wireline services segment:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$3,999	$4,191	$(192)	(5)%
Business	1,231	1,279	(48)	(4)%
Wholesale	682	756	(74)	(10)%

Total local voice services	5,912	6,226	(314)	(5)%

Long-distance services:
Mass markets	640	562	78	14%
Business	554	567	(13)	(2)%
Wholesale	1,059	1,087	(28)	(3)%

Total long-distance services	2,253	2,216	37	2%

Access services	550	664	(114)	(17)%

Total voice services	8,715	9,106	(391)	(4)%

Data, Internet and video services:
Mass markets	870	622	248	40%
Business	2,341	2,307	34	1%
Wholesale	1,402	1,300	102	8%

Total data, Internet and video services	4,613	4,229	384	9%

Total wireline services revenue	13,328	13,335	(7)	—%
Wireless services revenue	557	527	30	6%
Other services revenue	38	41	(3)	(7)%

Total operating revenue	$13,923	$13,903	$20	—%

Wireline Services Revenue

Voice Services

Local voice services. Local voice services revenue decreased primarily due to access line losses as a result of the competitive pressures described in “Business Trends” above and, to a lesser extent, discounts on our product bundles offered to our mass markets customers. Mass markets and business local voice services revenue were impacted by these competitive pressures as customers disconnected primary and additional lines. Wholesale local services revenue was affected by accelerated weakening demand for UNEs.

The following table shows our access lines by customer channel as of December 31, 2006 and 2005:

	As of December 31,
	2006	2005	Decrease	% Change
	(in thousands)
Mass markets	9,422	10,050	(628)	(6)%
Business	2,878	2,979	(101)	(3)%
Wholesale	1,495	1,710	(215)	(13)%

Total access lines	13,795	14,739	(944)	(6)%

Long-distance services. Mass markets long-distance services revenue increased due to growth in volumes and higher average revenue per user as more customers migrated to our fixed fee based offerings. The increased volumes were primarily driven by growth of 142,000, or 3%, in the number of long-distance subscribers. This increase in revenue was partially offset by a decrease in international wholesale long-distance services revenue primarily due to lower volumes and changes in country mix.

Access services. Access services revenue decreased due to a 10% decline in volumes and lower access rates due to legislative and regulatory changes in certain states. Additionally, in 2005, we recognized a non-recurring benefit due to favorable regulatory rulings, and we recorded $23 million for a favorable settlement related to a customer billing dispute.

Data, Internet and Video Services

Data, Internet and video services revenue in our mass markets channel increased primarily due to a 44% increase in broadband subscribers and, to a lesser extent, an increase in satellite video subscribers. The growth in broadband services revenue resulted from increased penetration and expanded service availability as customers migrated from dial-up Internet connections to higher speed Internet connections.

Data and Internet services revenue in our business channel increased primarily due to growth in private line, iQ Networking™ and data integration. This revenue increase was partially offset by a decline in revenue from traditional data services including frame relay, DIA, VPN and Internet dial-up access.

Data and Internet services revenue in our wholesale channel increased primarily due to growth in volumes in our long-distance VoIP and private line services, partially offset by reduced rates associated with the renegotiation of a contract with a large wholesale customer.

Wireless Services Revenue

Wireless services revenue increased due to a 4% increase in the number of subscribers. In addition, wireless services revenue increased due to higher average rates as customers selected higher priced calling plans.

Operating Expenses

This section should be read in conjunction with our business trends discussed above.

2007 COMPARED TO 2006

The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Cost of sales (exclusive of depreciation and amortization):
Facility costs	$2,264	$2,489	$(225)	(9)%
Employee-related costs	1,375	1,416	(41)	(3)%
Equipment sales costs	520	510	10	2%
Other	533	508	25	5%

Total cost of sales	4,692	4,923	(231)	(5)%
Selling:
Employee-related costs	1,137	1,129	8	1%
Marketing, advertising and external commissions	580	556	24	4%
Other	419	431	(12)	(3)%

Total selling	2,136	2,116	20	1%
General, administrative and other operating:
Employee-related costs	500	718	(218)	(30)%
Taxes and fees	653	643	10	2%
Real estate and occupancy costs	443	444	(1)	—%
Other	1,139	754	385	51%

Total general, administrative and other operating	2,735	2,559	176	7%
Depreciation and amortization	2,459	2,770	(311)	(11)%

Total operating expenses	$12,022	$12,368	$(346)	(3)%

Cost of Sales (exclusive of depreciation and amortization)

Cost of sales are costs incurred in providing products and services to our customers. These include: facility costs; employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); equipment sales costs (such as data integration, handsets and modem costs); and other cost of sales (such as professional fees, materials and supplies and outsourced services).

Facility costs decreased primarily due to lower volumes related to a decrease in wholesale long-distance services and lower costs associated with the de-emphasis of our Internet dial-up services business.

Employee-related costs decreased primarily due to employee reductions in both years and lower severance costs as we adjusted our workforce in response to productivity improvements, partially offset by additional maintenance work.

Other cost of sales increased primarily due to higher professional fees for operating and maintaining our network.

Selling Expenses

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees).

Employee-related costs increased primarily due to higher commission costs related to an increased sales force and changes in commission structure. These increases were partially offset by lower severance costs associated with our call centers.

Marketing, advertising and external commissions increased primarily due to higher media advertising costs incurred to promote name and brand recognition in our business markets channel. In addition, continued product bundling and other promotions in our mass markets channel contributed to higher costs.

Other selling costs decreased primarily due to a refund associated with a regulatory matter, partially offset by increased bad debt expense. Bad debt expense increased in 2007 to a normal expense level that reflects our write-off experience over the last three years. Our 2005 and 2006 bad debt expense was lower than 2007 due to non-recurring reductions in our reserve level to reflect improvement in our collections experience.

General, Administrative and Other Operating Expenses

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and USF charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and other operating costs (such as professional fees, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

Employee reductions and lower severance costs contributed to lower employee-related costs. However, employee-related costs decreased primarily due to lower employee benefit costs as a result of post-retirement benefit plan changes effective in 2007 and net reduced costs associated with the recognition of actuarial gains. General, administrative and other operating expenses include the combined costs of our pension and post-retirement health care and life insurance plans for all employees. These costs are a function of the amount of benefits earned, interest on benefit obligations, expected return on plan assets, amortization of costs and credits from prior benefit changes and amortization of actuarial gains and losses.

We recorded combined pension and post-retirement benefits costs of $39 million and $203 million for the years ended December 31, 2007 and 2006, respectively. The costs decreased primarily due to post-retirement benefit plan changes and net reduced costs associated with the recognition of actuarial gains. Effective January 1, 2007, changes to our benefit plans capped our levels of contributions for certain post-retirement health care benefits and reduced the post-retirement benefit under the life insurance plan, which decreased our liability substantially. Actuarial gains or losses reflect the differences between our actuarial assumptions and what actually occurred. The recognized net actuarial loss for this period was reduced primarily due to higher discount rates and higher than expected actual returns on pension assets. For additional information on our pension and post-retirement plans, see Note 11—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Other general, administrative and other operating costs increased primarily due to $393 million of charges related to securities and other legal matters, including the settlement of the claims of certain persons who, at their request, were excluded from the settlement class of the consolidated securities action. For more information about the consolidated securities action, see Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Operating Expenses by Segment

Wireline and wireless segment expenses include employee-related costs (except for the combined expense of pension, non-qualified pension and post-retirement benefits), facility costs, network expenses and other non-employee related costs such as customer support, collections and telemarketing. We manage costs for administrative services such as finance, information technology, real estate, legal and human resources centrally; consequently, these costs are included in the other services segment. We evaluate depreciation, amortization, interest expense, interest income and other income (expense) on a total company basis. As a result, these items are not assigned to any segment. Similarly, we do not include impairment charges in the segment results. Therefore, the segment results presented below are not necessarily indicative of the results of operations these segments would have achieved had they operated as stand-alone entities during the periods presented. Our CODM regularly reviews the results of operations at a segment level to evaluate the performance of each segment and to allocate resources.

Wireline Services Segment Expenses

The following table provides detail regarding our wireline services segment for the years ended December 31, 2007 and 2006:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Wireline services expenses:
Facility costs	$1,934	$2,138	$(204)	(10)%
Network expenses	241	248	(7)	(3)%
Bad debt	124	98	26	27%
Realignment, severance and related costs	27	45	(18)	(40)%
Employee-related costs	2,410	2,372	38	2%
Other non-employee related costs	1,806	1,798	8	—%

Total wireline services expenses	$6,542	$6,699	$(157)	(2)%

Facility costs decreased due to lower volumes related to a decrease in wholesale long-distance services and lower costs associated with the de-emphasis of our Internet dial-up services business.

Bad debt expense increased in 2007 to a normal expense level that reflects our write-off experience over the last three years. Our 2005 and 2006 bad debt expense was lower than 2007 due to non-recurring reductions in our reserve level to reflect improvement in our collections experience.

Realignment, severance and related costs decreased primarily due to lower severance costs associated with our call centers and network operations.

Employee-related costs increased due to additional maintenance work and higher commission costs primarily related to an increased sales force and changes in commission structure, partially offset by other employee reductions.

Other non-employee related costs remained flat primarily due to increased marketing and advertising costs, offset by lower USF charges. The lower USF charges were largely related to the elimination of the USF assessment on certain products.

Wireless Services Segment Expenses

The following table provides detail regarding our wireless services segment for the years ended December 31, 2007 and 2006:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Wireless services expenses:
Facility costs	$299	$294	$5	2%
Wireless equipment	104	111	(7)	(6)%
Bad debt	46	53	(7)	(13)%
Employee-related costs	56	50	6	12%
Other non-employee related costs	65	71	(6)	(8)%

Total wireless services expenses	$570	$579	$(9)	(2)%

Facility costs increased due to increased subscriber usage of higher-cost data services.

Wireless equipment costs decreased due to fewer handsets sold.

Bad debt expense decreased due to improved collections resulting from changes in wireless credit policies.

Other non-employee related costs decreased primarily due to lower customer payment processing fees, partially offset by increased USF charges.

Other Services Segment Expenses

The following table provides detail about our other services segment for the years ended December 31, 2007 and 2006:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Other services expenses:
Property and other taxes	$344	$311	$33	11%
Real estate costs	443	444	(1)	—%
Realignment, severance and related costs	1	19	(18)	(95)%
Employee-related costs	534	790	(256)	(32)%
Other non-employee related costs	1,129	756	373	49%

Total other services expenses	$2,451	$2,320	$131	6%

Property and other taxes increased primarily due to a reduction in our estimated sales and use tax obligations of $43 million in 2006, partially offset by sales tax settlements in 2007.

Realignment, severance and related costs decreased due to severance charges in 2006 associated with reductions in information technology and other administrative services employees.

Employee-related costs decreased primarily due to lower employee benefit costs primarily as a result of benefit plan changes effective in 2007 and net reduced costs associated with the recognition of actuarial gains. See additional information in “Pension and Post-Retirement Benefits.” Employee reductions also contributed to lower costs.

Other non-employee related costs increased primarily due to charges of $393 million related to securities and other legal matters, including the settlement of the claims of certain persons who, at their request, were excluded from the settlement class of the consolidated securities action. For more information about the consolidated securities action, see Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

2006 COMPARED TO 2005

The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Cost of sales (exclusive of depreciation and amortization):
Facility costs	$2,489	$2,740	$(251)	(9)%
Employee-related costs	1,416	1,390	26	2%
Equipment sales costs	510	462	48	10%
Other	508	588	(80)	(14)%

Total cost of sales	4,923	5,180	(257)	(5)%
Selling:
Employee-related costs	1,129	1,109	20	2%
Marketing, advertising and external commissions	556	509	47	9%
Other	431	427	4	1%

Total selling	2,116	2,045	71	3%
General, administrative and other operating:
Employee-related costs	718	760	(42)	(6)%
Taxes and fees	643	655	(12)	(2)%
Real estate and occupancy costs	444	431	13	3%
Other	754	912	(158)	(17)%

Total general, administrative and other operating	2,559	2,758	(199)	(7)%
Depreciation and amortization	2,770	3,065	(295)	(10)%

Total operating expenses	$12,368	$13,048	$(680)	(5)%

Cost of Sales (exclusive of depreciation and amortization)

Facility costs decreased as we continue to implement initiatives to optimize our usage of other carriers’ services and as we continue to benefit from reduced costs due to the renegotiation, termination or settlement of service arrangements in prior periods.

Equipment sales costs increased primarily due to higher data integration revenue.

Other cost of sales decreased primarily due to decreased costs associated with the renegotiation of a licensing agreement in 2006 and lower costs as we exited the wholesale modem services business in 2005.

Selling Expenses

Marketing, advertising and external commissions increased primarily due to higher external commissions and higher marketing and advertising costs primarily associated with our product bundling promotions.

Other selling costs increased primarily due to higher professional fees for outsourced services in our call centers and higher satellite video activation fees, partially offset by decreased bad debt expense. Bad debt expense decreased due to improvements in our collection practices and experience.

General, Administrative and Other Operating Expenses

Employee-related costs decreased primarily due to lower employee benefits costs. We recorded pension and post-retirement benefits costs of $203 million and $236 million in 2006 and 2005, respectively. The costs decreased as a result of decreased interest costs due to lower discount rates, an increase in the expected benefit from the Medicare Part D federal subsidy on prescription drug benefits, and plan design changes associated with a new union contract entered into in August 2005. Partially offsetting these impacts were increases in costs due to lower expected return on investments. For additional information on our pension and post-retirement plans, see Note 11—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Other general, administrative and other operating costs decreased primarily due to decreases associated with third party information technology services, charges related to securities and other legal matters and other professional fees. Also contributing to the decrease were real estate realignment costs in 2005 for locations no longer used in our operations.

Operating Expenses by Segment

Wireline Services Segment Expenses

The following table provides detail regarding our wireline services segment expenses for the years ended December 31, 2006 and 2005:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Wireline services expenses:
Facility costs	$2,138	$2,378	$(240)	(10)%
Network expenses	248	258	(10)	(4)%
Bad debt	98	122	(24)	(20)%
Realignment, severance and related costs	45	35	10	29%
Employee-related costs	2,372	2,380	(8)	—%
Other non-employee related costs	1,798	1,690	108	6%

Total wireline services expenses	$6,699	$6,863	$(164)	(2)%

Wireline services expenses decreased primarily due to decreased facility costs driven by our implementation of initiatives to optimize our usage of other carriers’ services. Facility costs also decreased as we continue to benefit from reduced costs due to the renegotiation, termination or settlement of service arrangements in prior periods.

Bad debt expense decreased due to improvements in our collection practices and experience.

Realignment, severance and related costs increased due to a severance charge in 2006 primarily associated with the closing of two call centers and a planned reduction in network employees.

Other non-employee related costs increased primarily due to increased marketing and advertising costs primarily associated with our product bundling promotions, costs associated with data integration revenue growth and increased USF expenses due to a refund in 2005 and increased charges on certain products in 2006.

Wireless Services Segment Expenses

The following table provides detail regarding our wireless services segment expenses for the years ended December 31, 2006 and 2005:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Wireless services expenses:
Facility costs	$294	$305	$(11)	(4)%
Wireless equipment	111	107	4	4%
Bad debt	53	51	2	4%
Employee-related costs	50	51	(1)	(2)%
Other non-employee related costs	71	105	(34)	(32)%

Total wireless services expenses	$579	$619	$(40)	(6)%

Facility costs decreased as a result of lower rates negotiated with our third-party vendor, partially offset by volume growth.

Other non-employee related expenses decreased primarily due to lower marketing and advertising expenses and decreased costs associated with our transition to a third-party vendor, which was completed in 2005.

Other Services Segment Expenses

The following table provides detail regarding our other services segment expenses for the years ended December 31, 2006 and 2005:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Other services expenses:
Property and other taxes	$311	$341	$(30)	(9)%
Real estate costs	444	431	13	3%
Realignment, severance and related costs	19	77	(58)	(75)%
Employee-related costs	790	779	11	1%
Other non-employee related costs	756	873	(117)	(13)%

Total other services expenses	$2,320	$2,501	$(181)	(7)%

Property and other taxes decreased primarily due to a one-time $43 million reduction in our estimated sales and use tax obligations in 2006.

In 2006, realignment, severance and related costs were associated with severance costs for a reduction in information technology and other administrative services employees. In 2005, these costs consisted primarily of real estate realignment for locations no longer used in our operations.

Other non-employee related costs decreased primarily due to lower third party information technology costs and lower charges related to securities and other legal matters and other professional fees.

Non-Segment Operating Expenses—Depreciation and Amortization

The following table provides detail regarding depreciation and amortization expense:

	Years Ended December 31,			Increase/ (Decrease)		Percentage Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Depreciation and amortization:
Depreciation	$2,231	$2,381	$2,612	$(150)	$(231)	(6)%	(9)%
Amortization	228	389	453	(161)	(64)	(41)%	(14)%

Total depreciation and amortization	$2,459	$2,770	$3,065	$(311)	$(295)	(11)%	(10)%

Depreciation expense decreased due to lower capital expenditures and the changing mix of our investment in property, plant and equipment since 2002. If our capital investment program remains approximately the same and we do not significantly decrease our estimates of the useful lives of our assets, we expect that our depreciation expense will continue to decrease.

Amortization expense decreased due to the change in our estimate of average economic lives of capitalized software in January 2007 and lower capital spending on software related assets since 2001. Amortization expense would have been approximately $120 million higher in 2007 had we not changed our estimates of the average economic lives to better reflect the expected period of future use of the software.

Amortization expense decreased in 2006 and 2005 primarily due to a number of capitalized software assets becoming fully amortized and lower capital spending on software related assets since 2001.

Other Consolidated Results

The following table provides detail regarding other expense (income)—net, income tax benefit and cumulative effect of changes in accounting principles—net of taxes:

	Years Ended December 31,			Increase/ (Decrease)		Percentage Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	$1,095	$1,169	$1,483	$(74)	$(314)	(6)%	(21)%
Loss on early retirement of debt—net	26	5	462	21	(457)	nm	(99)%
Gain on sale of assets	(7)	(68)	(263)	61	195	(90)%	(74)%
Other—net	(22)	(108)	(67)	86	(41)	(80)%	61%

Total other expense (income)—net	$1,092	$998	$1,615	$94	$(617)	9%	(38)%

Income tax benefit	$2,253	$36	$3	$2,217	$33	nm	nm
Cumulative effect of changes in accounting principles—net of taxes	$—	$—	$(22)	$—	$22	—%	nm

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Other Expense (Income)—Net

Other expense (income)—net includes: interest expense on long-term borrowings and capital leases; investment write-downs; gains and losses on the sales of investments and fixed assets; gains and losses on early retirement of debt; declines in market values of warrants to purchase securities in other entities; interest income and interest expense not related to borrowings, such as interest on income taxes.

Interest expense on long-term borrowings and capital leases—net decreased in 2007 from 2006 due to lower total borrowings, resulting primarily from the repayment of $485 million of notes in 2006 and net repayments of $634 million of notes in 2007.

Interest expense decreased in 2006 from 2005 primarily due to decreased total borrowings and lower interest rates on certain long-term borrowings as a result of retiring notes totaling $3.4 billion with coupon rates ranging from 13% to 14%. These retirements occurred primarily during the fourth quarter of 2005.

Loss on early retirement of debt—net for 2007, 2006 and 2005 was due to the payment of certain debt obligations as described below in “Historical View—Financing Activities.”

In 2006, the gain on sale of assets was primarily due to a sale of real estate of $61 million. In 2005, the gain on sale of assets was due to the sale of all of our wireless licenses and substantially all of our related wireless network assets.

Other—net includes, among other things, interest income and other interest expense, such as interest on income taxes. The changes in other—net are primarily due to certain one-time items in 2006, including a gain of $39 million for interest income related to a settlement of certain open issues covered by a tax sharing agreement, a gain recognized on a customer’s abandonment of an indefeasible right of use and other non-recurring items.

Income Taxes

Between 2000 and 2005, we reported a significant cumulative loss and generated substantial net operating loss carryforwards, or NOLs, for income tax purposes. In 2006, we utilized a portion of these NOLs to offset our taxable income; however, we could not sustain a conclusion that it was more likely than not that we would realize any of the remaining NOLs. Consequently, we continued to maintain a valuation allowance against our deferred tax assets. During 2007, we determined that it was more likely than not that we would realize the majority of our deferred tax assets, including our deferred tax assets related to U.S. federal NOLs. Thus, we reversed a significant portion of the valuation allowance in 2007. In making this determination, we analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the last 12 quarters. The reversal of the valuation allowance resulted in a current year income tax benefit of $2.133 billion and an increase in our current and non-current deferred tax assets on our condensed consolidated balance sheet as of December 31, 2007. With this reversal, we anticipate that we will begin reporting income tax expense of approximately 37% to 39% of income before income taxes beginning in 2008. This expectation excludes any financial statement impact that might arise because of changes to our estimated liability for uncertain tax positions.

In 2006, we recognized a $53 million income tax benefit as the result of the settlement of certain open issues covered by a tax sharing agreement.

For additional information on income taxes, see Note 3—Income Taxes to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Cumulative Effect of Changes in Accounting Principles—Net of Taxes

In 2005, we recognized a charge of $22 million from the cumulative effect of adopting FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” See Note 7—Property, Plant and Equipment to our consolidated financial statements in Exhibit 99.2 of this Form 8-K for further information.

Liquidity and Capital Resources

Near-Term View

Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $636 million and $1.506 billion as of December 31, 2007 and 2006, respectively. The most significant cause of the decrease in our working capital deficit was the reclassification to non-current of our 3.50% Convertible Senior Notes. Absent this reclassification, our working capital deficit would have increased by $395 million driven by capital expenditures, repurchases of our common stock, the repayment and reclassification to current of other long-term debt, the reclassification to non-current of certain investments and a dividend declaration. These items were partially offset by proceeds from the issuance of QC’s $500 million of 6.5% Notes due 2017 and earnings before depreciation, amortization and income taxes.

We believe that our cash on hand, our currently undrawn credit facility described below and our cash flows from operations should be sufficient to meet our cash needs through the next 12 months. As discussed further below, this includes: the anticipated payment of quarterly dividends totaling approximately $140 million each quarter; our expectation that 2008 capital expenditures will be approximately $1.8 billion; and completion of the remaining $622 million of planned stock repurchases. We also have approximately $570 million of debt maturing in 2008, and we may elect to refinance some or all of that debt. We also anticipate making payments in 2008 totaling approximately $170 million related to settlements we reached in 2007 with a number of persons that were excluded from the settlement class for the consolidated securities action. Additionally, we anticipate that in 2008 we will pay approximately $136 million related to income tax settlements.

We continue to look for opportunities to improve our capital structure by reducing debt and interest expense. We expect that at any time we deem conditions favorable we will attempt to improve our capital structure by accessing debt or other markets in a manner designed to create positive economic value. Due to recent turmoil in the credit markets, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited or at terms that are acceptable to us.

To the extent that our earnings before interest, taxes, depreciation and amortization, or EBITDA (as defined in our debt covenants), is reduced by cash judgments, settlements and/or tax payments, our debt to consolidated EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our liquidity and flexibility due to potential restrictions on drawing on our line of credit and potential restrictions on incurring additional debt under certain provisions of our debt agreements.

We have $850 million available to us under a revolving credit facility (referred to as the Credit Facility), which is currently undrawn and which expires in October 2010. The Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to securities-related actions discussed in Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. The Credit Facility is guaranteed by our wholly owned subsidiary, Qwest Services Corporations, or QSC, and is secured by a senior lien on the stock of QC.

The wireline services segment provides 96% of our total operating revenue with the balance attributed to our wireless services and other services segments. The wireline services segment also provides all of the consolidated cash flows from operations. Cash flows used in operations of our wireless services segment have not been and are not expected to be significant in the near term. Cash flows used in operations of our other services segment are significant; however, we expect that the cash flows provided by the wireline services segment will be sufficient to fund these operations in the near term.

As noted above, we expect our 2008 capital expenditures to be approximately $1.8 billion, with the majority being used in our wireline services segment.

On December 13, 2007, our Board of Directors declared a quarterly dividend of $0.08 per share payable on February 21, 2008 to shareholders of record as of February 1, 2008. It is the expectation of our Board of Directors to pay a quarterly dividend going forward.

On October 4, 2006, our Board of Directors approved a stock repurchase program for up to $2 billion of our common stock over two years. For the years ended December 31, 2007 and 2006, we repurchased 137 million and 26 million shares, respectively, of our common stock under this program at a weighted average price per share of $8.54 and $8.03, respectively. As of December 31, 2007, we had repurchased a total of $1.378 billion of common stock under this program; thus $622 million remained available for stock repurchases. It is our intention to fully achieve this plan in 2008, while reviewing, on a regular basis, opportunities to enhance shareholder returns.

Long-Term View

We have historically operated with a working capital deficit primarily as a result of our significant debt, and it is likely that we will operate with a working capital deficit in the future. We believe that cash provided by operations and our currently undrawn Credit Facility, combined with our current cash position and continued access to capital markets to refinance our debt as it matures, should allow us to meet our cash requirements for the foreseeable future. Due to recent turmoil in the credit markets, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited or at terms that are acceptable to us.

The $1.265 billion of our 3.50% Convertible Senior Notes due 2025 (the “3.50% Convertible Senior Notes”) was classified as a non-current obligation as of December 31, 2007 because specified, market-based conversion provisions were not met as of that date. These notes were classified as a current obligation as of December 31, 2006 because the market-based conversion provisions were met as of that date. These market-based conversion provisions specify that, when our common stock has a closing price above $7.08 per share for 20 or more trading days during certain periods of 30 consecutive trading days, these notes become available for conversion for a period. If our common stock maintains a closing price above $7.08 per share during certain subsequent periods, the notes would again become available for immediate conversion and the outstanding notes would again be reclassified as a current obligation.

These notes are registered securities and are freely tradable. As of December 31, 2007, they had a market price of $1,332 per $1,000 principal amount of notes, compared to an estimated conversion value of $1,184. Therefore, if these notes were to become convertible in the future, we do not anticipate holders will elect to convert their notes because these notes have historically traded at market prices above the estimated conversion values.

We may periodically need to obtain financing in order to meet our debt obligations as they come due. We may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of assets) if revenue and cash provided by operations decline, if economic conditions weaken, if competitive pressures increase, if holders of the 3.50% Convertible Senior Notes elect to convert their notes because market-based conversion provisions were met or if we become subject to significant judgments, settlements and/or tax payments in one or more matters discussed in Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. In the event of an adverse outcome in one or more of these matters, we could be required to make significant payments that may cause us to draw down significantly on our cash balances. The magnitude of any settlements or judgments resulting from these matters could materially and adversely affect our financial condition and ability to meet our debt obligations, potentially impacting our credit ratings, our ability to access capital markets and our compliance with debt covenants.

The Credit Facility makes available to us $850 million of additional credit subject to certain restrictions as described below and is currently undrawn. This facility has a cross payment default provision, and this facility and certain other debt issues also have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. These provisions generally provide that a cross default under these debt instruments could occur if:

•	we fail to pay any indebtedness when due in an aggregate principal amount greater than $100 million;

•	any indebtedness is accelerated in an aggregate principal amount greater than $100 million; or

•	judicial proceedings are commenced to foreclose on any of our assets that secure indebtedness in an aggregate principal amount greater than $100 million.

Upon such a cross default, the creditors of a material amount of our debt may elect to declare that a default has occurred under their debt instruments and to accelerate the principal amounts due such creditors. Cross acceleration provisions are similar to cross default provisions, but permit a default in a second debt instrument to be declared only if in addition to a default occurring under the first debt instrument, the indebtedness due under the first debt instrument is actually accelerated. In addition, the Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to the securities-related actions discussed in Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Historical View

The following table summarizes cash flow activities for the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,			Increase/ (Decrease)		Percentage Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Cash flows:
Provided by operating activities	$3,026	$2,789	$2,313	$237	$476	8%	21%
Used for investing activities	1,601	1,700	459	(99)	1,241	(6)%	nm
Used for financing activities	1,764	694	2,159	1,070	(1,465)	154%	(68)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Operating Activities

During 2007, cash provided by operating activities increased primarily due to payments for unconditional purchase obligations in 2006 and lower payments for interest, facility costs, marketing and advertising, and employee-related costs in 2007. These items were partially offset by higher payments related to the settlement of securities actions and other legal matters.

During 2006, cash provided by operating activities increased primarily due to decreased cost of sales and general, administrative and other operating expenses. The increase was also due to decreased interest payments of $301 million and the receipt of $135 million from a tax sharing settlement. These items were partially offset by net payments relating to the settlement of securities actions and other legal matters and $130 million for a prepayment of federal income taxes related to prior periods.

Investing Activities

Our capital expenditures remained flat in 2007, 2006 and 2005. We expect our total capital expenditures in 2008 will increase to approximately $1.8 billion. We believe this level of spending will sustain our business at existing levels and support our anticipated core growth requirements in areas such as data and Internet services.

In 2007, we received net proceeds from the sale of investment securities of $139 million.

In 2006, we received proceeds of $173 million primarily from the sales of our real estate properties, made net purchases of investment securities of $147 million and paid $107 million to acquire OnFiber Communications, Inc.

In 2005, we received proceeds of $418 million from the sale of our wireless assets in our local service area and had net proceeds from the sale of investment securities of $707 million primarily due to liquidating short-term investments to pay down our high-coupon debt.

Financing Activities

We continue to pursue our strategy to improve our capital structure in order to reduce financial risk. In 2007, we repaid $1.176 billion of debt and issued $500 million of new debt. Our proceeds from issuances of common stock primarily related to the exercise of previously issued stock options decreased by $92 million in 2007 compared to 2006. In 2007, we repurchased $1.170 billion of our common stock under our stock repurchase program.

In 2006, we repaid $1.180 billion of debt and issued $600 million of new debt. Our proceeds from issuances of common stock increased by $166 million in 2006 compared to 2005 primarily related to the exercise of previously issued stock options. In 2006, we repurchased $209 million of our common stock under our stock repurchase program. Our 2006 financing activities also included a decrease of $87 million in book overdrafts.

In 2005, we repaid $4.716 billion of high-coupon debt, paid a premium of $567 million on the early retirement of that debt, and issued $3.152 billion of new debt at lower interest rates.

For additional information on our 2007 and 2006 financing activities, see Note 9—Borrowings to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

We paid no dividends in 2007, 2006 and 2005.

As of December 31, 2007, we were in compliance with all provisions and covenants of our borrowings.

Letters of Credit

We maintain letter of credit arrangements with various financial institutions for up to $130 million. As of December 31, 2007, the amount of letters of credit outstanding was $91 million.

Credit Ratings

The table below summarizes our long-term debt ratings at December 31, 2007:

December 31, 2007
	Moody’s	S&P	Fitch
Corporate rating/Sr. Implied rating	Ba2	BB	NR
Qwest Corporation	Ba1	BBB-	BBB-
Qwest Capital Funding, Inc.	B1	B+	BB
Qwest Communications International Inc.*	Ba3/B1	B+	BB+/BB

NR = Not rated.

* = QCII notes have various ratings.

On June 7, 2007, S&P raised its rating for QC from BB+ to BBB-, reflecting the only change in our credit ratings since December 31, 2006.

With respect to Moody’s, a rating of Ba is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. A rating of B is considered speculative and is subject to high credit risk. The “1,2,3” modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

With respect to S&P, any rating below BBB indicates that the security is speculative in nature. A rating of BBB indicates that there are currently expectations of low credit risk. A rating of BB indicates that the issuer currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions, which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation. The plus and minus symbols show relative standing within the major categories.

With respect to Fitch, any rating below BBB is considered speculative in nature. A rating of BBB indicates that there are currently expectations of low credit risk. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity. This is the lowest investment grade category. A rating of BB indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. The plus and minus symbols show relative standing within major categories.

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and impaired ability to borrow. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Given our current credit ratings, as noted above, our ability to raise additional capital under acceptable terms and conditions may be negatively impacted.

Risk Management

We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure.

Approximately $1.0 billion and $1.5 billion of floating-rate debt was exposed to changes in interest rates as of December 31, 2007 and December 31, 2006, respectively. This exposure is linked to the London Interbank Offered Rate, or LIBOR. A hypothetical increase of 100 basis points in LIBOR would not have had a material effect on pre-tax interest expense for the year ended December 31, 2007. As of December 31, 2007 and December 31, 2006, we had approximately $600 million and $400 million, respectively, of long-term fixed rate debt obligations maturing in the subsequent 12 months. We are exposed to changes in interest rates at any time that we choose to refinance this debt. A hypothetical increase of 100 or 200 basis points in the interest rates on any refinancing of the current portion of long-term debt would not have a material effect on our earnings.

Our 3.50% Convertible Senior Notes were classified as non-current as of December 31, 2007 because specified, market-based conversion provisions were not met as of that date. These market-based conversion provisions specify that, when our common stock has a closing price above $7.08 per share for 20 or more trading days during certain periods of 30 consecutive trading days, these notes become available for conversion for a period. If our common stock maintains a closing price above $7.08 per share during certain subsequent periods, the notes would again become available for immediate conversion and the outstanding notes would again be reclassified as a current obligation. A hypothetical increase of 100 basis points in the interest rates on any refinancing of the convertible notes would not have a material effect on our earnings.

As of December 31, 2007, our investments included $800 million of highly liquid instruments, $116 million of auction rate securities and $89 million in an investment fund. As interest rates change, so will the interest income derived from these instruments. Assuming that these investment balances were to remain constant, a hypothetical decrease of 100 basis points in interest rates would not have a material effect on our earnings.

Future Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2007:

	Payments Due by Period
	2008	2009	2010	2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Future contractual obligations(1):
Debt and lease payments:
Long-term debt	$570	$812	$2,168	$2,151	$1,500	$7,113	$14,314
Capital lease and other obligations	40	23	10	9	6	39	127
Interest on long-term borrowings and capital leases(2)	1,038	983	918	775	597	4,964	9,275
Operating leases	248	223	197	165	138	842	1,813

Total debt and lease payments	1,896	2,041	3,293	3,100	2,241	12,958	25,529

Other long-term liabilities	6	3	3	2	2	42	58

Purchase commitments:
Telecommunications commitments	150	87	41	—	—	—	278
IRU* operating and maintenance obligations	18	18	18	18	17	168	257
Advertising, promotion and other services(3)	106	66	40	31	29	116	388

Total purchase commitments	274	171	99	49	46	284	923

Total future contractual obligations	$2,176	$2,215	$3,395	$3,151	$2,289	$13,284	$26,510

*	Indefeasible rights of use
(1)	The table does not include:

•	our open purchase orders as of December 31, 2007. These purchase orders are generally at fair value, are generally cancelable without penalty and are part of normal operations;

•

other long-term liabilities, such as reserves for legal matters and income taxes, that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

non-qualified pension, post-retirement and post-employment benefits payable to certain current and future retirees, some of which are due under contractual agreements. Pension and certain occupational post-retirement benefits are paid through trusts, and therefore are not included in this table as we are not able to reliably estimate future required contributions to the trusts, if any. As of December 31, 2007, our qualified defined benefit pension plan was fully funded. As of December 31, 2007, we had a liability recorded on our balance sheet of $2.389 billion representing the net benefit obligation for non-qualified pension, post-retirement health care and life insurance and other post-employment benefits. Future payments under these plans are impacted by various actuarial and market assumptions and will differ from the current estimates of these payments. See further discussion of our benefit plans in Note 11—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we exited these contracts on December 31, 2007, the contract termination fees (based on minimum commitments) would have been approximately $404 million. Under the same assumption, termination fees for contracts to purchase other goods and services would have been $144 million. In the normal course of business, we believe the payment of these fees is remote; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

(2)	Interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2007.
(3)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

Off-Balance Sheet Arrangements

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support, and we do not engage in leasing, hedging, research and development services, or other relationships that expose us to any significant liabilities that are not reflected on the face of the financial statements or in “Future Contractual Obligations” above.

Critical Accounting Policies and Estimates

We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations. For additional discussion on the application of these and other significant accounting policies, see Note 2—Summary of Significant Accounting Policies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our financial statements and because they require significant judgments, assumptions or estimates. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We believe that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 16—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. We assess potential losses in relation to these and other pending or threatened legal and tax matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted. If a loss is considered reasonably possible, we disclose the item and any determinable estimate of the loss if material but we do not recognize any expense for the potential loss.

For income tax related matters, prior to January 1, 2007, we recorded a liability computed at the statutory income tax rate if (i) we did not believe that we were more likely than not to prevail on an uncertainty related to the timing of recognition for an item or (ii) we did not believe that it was probable that we would prevail and the uncertainty was not related to the timing of recognition for the item. Effective January 1, 2007, we adopted FIN 48 and changed our methodology for estimating potential liability for income tax related matters.

Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the impact of an uncertain tax position that is more likely than not to be sustained upon audit must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position, has less than a 50% likelihood of being sustained. The overall tax liability recorded for uncertain tax positions as of December 31, 2007 considers the anticipated utilization of any applicable tax credits and NOLs.

To the extent we have recorded tax liabilities that are more or less than the actual liability that ultimately results from the resolution of an uncertain tax position, our earnings will be increased or decreased accordingly. Also, as we become aware of new interpretations of relevant tax laws and as we discuss our interpretations with taxing authorities, we may in the future change our assessments of the sustainability of an uncertain tax position or of the amounts that may be sustained upon audit. We believe that the estimates, judgments and assumptions made in accounting for these matters are reasonable, based on information currently available. However, as our assessments change and as uncertain tax positions are resolved, the impact to our financial statements could be material.

Deferred Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax NOLs, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves an exercise of judgment related to the computation and realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken, and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. These matters, and others, involve the exercise of significant judgment. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

Tax Valuation Allowance

We record deferred income tax assets and liabilities as described above. Valuation allowances are established when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be recovered. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate. In making this evaluation, we rely on our recent history of pre-tax earnings, estimated timing of future deductions and benefits represented by the deferred tax assets, and our forecasts of future earnings, the latter two of which involve the exercise of significant judgment. At December 31, 2006, we could not sustain a conclusion that it was more likely than not that we would realize any of our deferred tax assets resulting from our cumulative losses reported in the recent past as well as other factors. Consequently, we maintained a valuation allowance against those deferred tax assets. However, during 2007 we determined that it was more likely than not that we would realize the majority of our deferred tax assets. Thus, we reversed a significant portion of the valuation allowance during 2007. In making our determination, we analyzed, among other things, our forecasts of future earnings and the nature and estimated timing of future deductions and benefits represented by the deferred tax assets. These forecasts and estimates are inherently judgmental and if we had used different assumptions, we may not have reversed the valuation allowance. Also, if forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may again determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations.

Pension and Post-Retirement Benefits

Pension and post-retirement health care and life insurance benefits attributed to employees’ service during the year, as well as interest on benefit obligations, are accrued currently. Prior service costs and actuarial gains and losses are generally recognized as a component of net periodic cost over one of the following periods: (i) the average remaining service period of the employees expected to receive benefits of approximately 10 years; (ii) the average remaining life of the employees expected to receive benefits of approximately 18 years; or (iii) the term of the collective bargaining agreement, as applicable. Pension and post-retirement costs are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method.

In computing the pension and post-retirement health care and life insurance benefit costs, the most significant assumptions we make include employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets, expected future cost increases, health care claims experience and our evaluation of the legal basis for plan amendments. The plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of cost, benefit obligation and pension asset we record.

Annually, we set our discount rates based upon the yields of high-quality fixed-income investments available at the measurement date based on our future expected cash flows of the pension and post-retirement benefit plans. In making the determination of discount rates, we used the average yields of various bond matching sources and the Citigroup Pension Discount Curve.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

The estimate of our post-retirement benefit obligation with respect to retirees who are former occupational (union) employees is based on the terms of our written benefit plans.

We have a noncontributory qualified defined benefit pension plan, or the “pension plan,” for substantially all management and occupational (union) employees. Our post-retirement benefit plans for certain current and future retirees include health care and life insurance benefits. To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the market-related value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for projected benefit payments to be made from the plan assets. The market-related asset value is a computed value that recognizes changes in fair value of pension plan equity investments over a period of time, not to exceed five years. The five-year weighted average gains and losses related to the equity assets are added to the fair value of bonds and other assets at year-end to arrive at the market-related asset value. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and as currently permitted by SFAS No. 158, we elected to recognize actual returns on our equity assets ratably over a five year period when computing our market-related value of pension plan assets. This method has the effect of reducing the impact on costs from annual market volatility that may be experienced from year to year.

Changes in any of the assumptions we use in computing the pension and post-retirement health care and life insurance benefit costs could have a material impact on various components that comprise these costs. Factors considered include the strength or weakness of the investment markets, changes in the composition of the employee base, fluctuations in interest rates, significant employee hiring or downsizings, the legal basis for plan amendments, medical cost trends and changes in our collective bargaining agreements. Changes in any of these factors could impact general, administrative and other operating expenses in the consolidated statements of operations as well as the value of the asset, liability and accumulated other comprehensive income of stockholders’ equity on our consolidated balance sheets. If our assumed expected rates of return for 2007 were 100 basis points lower, the impact would have been to increase the pension and post-retirement costs by $93 million. If our assumed discount rates for 2007 were 100 basis points lower, the impact would have been to increase the net cost by $48 million. If the caps on reimbursement of post-retirement health costs for certain plan participants that are effective January 1, 2009, were not substantive, the impact would have been to increase our benefit obligation approximately $2.0 billion as of December 31, 2007.

Revenue Recognition and Related Reserves

Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, which range from one to five years. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are deemed separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to estimated lives and to the assessment of whether bundled elements are separable are “critical accounting estimates” because: (i) they require management to make assumptions about how long we will retain customers; (ii) the assessment of whether bundled elements are separable is subjective; (iii) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (iv) the assessment of whether bundled elements are separable may result in revenue being reported in different periods than significant portions of the related costs.

As the telecommunications market experiences greater competition and customers shift from traditional land-based telecommunications services to wireless and Internet-based services, our estimated customer relationship period could decrease and we will accelerate the recognition of deferred revenue and related costs over a shorter estimated customer relationship period.

Restructuring Charges

Periodically, we commit to exit certain business activities, eliminate administrative and network locations or reduce our number of employees. The amount we record as restructuring charges for these changes depends upon various assumptions, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. These estimates are inherently judgmental and may change materially based upon actual experience. The estimate of future losses of sublease income and disposal activity generally involves the most significant judgment. Due to the estimates and judgments involved in the application of each of these accounting policies and changes in our plans, these estimates and market conditions could materially impact our financial condition or results of operations.

Economic Lives of Assets to be Depreciated or Amortized

We perform annual internal studies or reviews to determine depreciable lives for our property, plant and equipment. These studies utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution, and, in certain instances, actuarially determined probabilities to calculate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a one year increase or decrease in the estimated useful lives of our property, plant and equipment would have decreased depreciation by approximately $310 million or increased depreciation by approximately $430 million, respectively. The effect of a one half year increase or decrease in the estimated useful lives of our capitalized software would have decreased amortization by approximately $30 million or increased amortization by approximately $40 million, respectively.

Recoverability of Long-Lived Assets

We periodically perform evaluations of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. These evaluations require identification of the lowest level of identifiable, largely independent, cash flows for purposes of grouping assets and liabilities subject to review. The cash flow projections include long-term forecasts of revenue growth, gross margins and capital expenditures. All of these items require significant judgment and assumptions. We believe our estimates are reasonable, based on information available at the time they were made. However, if our estimates of our future cash flows had been different, we may have concluded that some of our long-lived assets were not recoverable, which would likely have caused us to record a material impairment charge. Also, if our future cash flows are significantly lower than our projections we may determine at some future date that some of our long-lived assets are not recoverable.

Recently Adopted Accounting Pronouncements

Effective January 1, 2007, we adopted FIN 48. See Note 3—Income Taxes to our consolidated financial statements in Exhibit 99.2 of this Form 8-K for additional information.

We adopted SFAS No. 158, which was effective for our year ended December 31, 2006. See Note 11—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K for additional information.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159. Under SFAS No. 159, entities may choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. SFAS No. 159 also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for us beginning January 1, 2008. At this time, we do not expect the adoption of this standard to have any impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for us beginning January 1, 2008 and provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements for future transactions. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.